SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )


Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropiate box:
|X Preliminary Proxy Statement             |_| Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
|_| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
                               SunRiver Corporation
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               (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check, the appropriate box):
| | $125 per Exchange Act Rules  0-11(c)(1)(ii),  14a-6(i)(1), or 14a-6(i)(2) or
    Item  22(a)(2) of Schedule  14A.
|_| $500 per each  party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1) Title of each class of securities to which transaction applies:
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(2) Aggregate number of securities to which transaction applies:
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(3) Per unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined):
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|_| Fee paid previously with preliminary materials.
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|_| Check box if any part of the fee is offset as provided by Exchange  Act rule
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previously.  Identify the previous filing by registration  statement  number, or
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


                          P R E L I M I N A R Y  C O P Y

                                 PROXY STATEMENT

                              SUNRIVER CORPORATION
                              Echelon IV, Suite 200
                             9430 Research Boulevard
                            Austin, Texas 78759-6543


                         ANNUAL MEETING OF STOCKHOLDERS


         This proxy statement, which is first being mailed on or about October 21, 1996, is furnished to stockholders in connection with the solicitation by the Board of Directors of SunRiver Corporation (the "Company") of proxies to be voted at the Company's Annual Meeting of Stockholders to be held on Monday, November 18, 1996, at 10:00 o'clock a.m. (Local Time) at the offices of the Company, listed above, and at any adjournment thereof.

Voting Rights and Votes Required

         The proxy may be revoked by the stockholder at any time prior to its use by the Company by voting in person at the Annual Meeting, by executing a later proxy, or by submitting a written notice of revocation to the Secretary of the Company at the Company's office or at the Annual Meeting. If the proxy is signed properly by the stockholder and is not revoked, it will be voted at the meeting in accordance with the instructions given therein. Otherwise the proxy will be voted FOR the election of the nominees for Director and FOR the other matters listed in the accompanying Notice of Annual Meeting of Stockholders.

         At the close of business on October 3, 1996, 47,918,145 shares of the Company's common stock, $.01 par value ("Common Stock"), were outstanding and eligible for voting at the meeting. Each stockholder of record is entitled to one vote for each share held on all matters to come before the meeting. Only stockholders of record at the close of business on October 3, 1996 are entitled to notice of and to vote at the meeting.

         Presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares as of the record date shall constitute a quorum. Votes cast at the Annual Meeting will be tabulated by inspectors of election appointed by the Company. Shares of stock represented by a properly signed and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, without regard as to whether the proxy is marked as casting a vote or abstaining. Likewise, where the record holder has indicated on the proxy card or has otherwise notified the Company that it does not have power to vote shares represented by the proxy (a "broker non-vote"), the shares will be treated as present at the Annual Meeting for purposes of determining a quorum.

         In the election of Directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote count and will have no effect. The required vote on the election of Directors will be the plurality of the votes cast.

          All other matters voted on at the Annual Meeting require an approval of the majority of the shares of stock present and entitled to vote thereon. Therefore, abstentions as to particular proposals will have the same effect as votes against such proposals. Broker non-votes will be treated as shares not entitled to vote and will not be included in the calculation of the number of votes constituting a majority.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding Common Stock as of October 3, 1996, by
(i) each of the Company's directors and "named executive officers" (defined below), (ii) directors and executive officers of the Company as a group and
(iii) each person believed by the Company to own beneficially more than 5% of its outstanding shares of Common Stock. Except as indicated, each such person has sole voting and investment powers with respect to his and her shares. The address of SunRiver Group, Inc. ("SunRiver Group") is the address of the Company set forth above. The address of Stephen Maysonave is Informix Software, Inc., 1111 Broadway, Suite 2000, Oakland, CA 94607.

                                        Number of Shares         Percentage of
Name of Beneficial Owner               Beneficially Owned     Outstanding Shares
------------------------               ------------------     ------------------

SunRiver Group                           30,614,084(1)              58.8%
Stephen Maysonave, Voting Trustee       30,614,084(1)(2)            58.8%
Gerald Youngblood                           118,750(3)                  *
Ron Brittian                                        0                  0%
Sam K. Smith                                 29,688(3)                  *
John Osborne                                        0                  0%
Daniel Matheson                                     0                  0%
William C. Long                              59,583(3)                  *
Toni McElroy                                 99,479(3)                  *
Tony Giovaniello                             63,979(3)                  *
Steve Kuntz                                  30,000(3)                  *

All directors and executive
officers as a group
(six individuals)                             118,750                   *
--------------------------
 *       Less than 1%.

(1) Includes 4,174,704 shares underlying the warrant held by SunRiver Group (the "SunRiver Group Warrant") to purchase shares of Common Stock at an exercise price of $1.84 per share.

(2) Includes the shares beneficially owned by SunRiver Group, as a result of Mr. Maysonave's beneficial ownership, as voting trustee, of 3,400,000 shares of Series B Preferred Stock of SunRiver Group (the "Series B Preferred") pursuant to a voting trust expiring March 1997. Under a stockholders agreement, the Series B Preferred has the power to elect three of the five directors constituting SunRiver Group's entire board of directors which has the sole voting power and, with the stockholders of SunRiver Group, shares the investment power with respect to the Common Stock owned by SunRiver Group. The 3,400,000 shares constitute 52.3% of the 6,500,000 outstanding shares of the Series B Preferred. Messrs. Jeffrey K. Moore and Matthew R. Moore (the "Moore Brothers") together own a majority of the outstanding shares of the Series B Preferred and a majority of the shares in the voting trust, and, voting together, have the power under the voting trust agreement to replace Stephen Maysonave as voting trustee at any time for any reason. Each of the Moore Brothers disclaims beneficial ownership of the other's shares of SunRiver Group's Series B Preferred. See "Certain Transactions" under "Election of Directors (Proposal 1)" for legal proceedings and pledges of Common Stock by SunRiver Group which may, at a subsequent date, result in a change in control of the Company. All information in this footnote is based upon filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided by such beneficial owners to the Company and the Company has not independently verified, and does not represent, the accuracy of the information in this footnote.

(3) Mr. Youngblood, Mr. Smith, Mr. Long, Ms. McElroy and Mr. Giovaniello have the right to acquire beneficial ownership of 118,750, 29,688, 39,583, 49,479 and 49,479 shares of Common Stock, respectively, through the exercise of options. Mr. Kuntz is no longer employed by the Company and Mr. Long and Ms. McElroy are no longer executive officers of the Company.

                              ELECTION OF DIRECTORS

                                  (Proposal 1)

The Nominees

          The Company's Board of Directors currently consists of five directors, each of whom is a nominee listed below. The proxy will be voted as specified therein and, in the absence of contrary instructions, will be voted for the election of Gerald Youngblood, Ron Brittian, Sam K. Smith, John Osborne and Daniel N. Matheson, to serve as directors until the 1997 annual meeting of stockholders and until their respective successors are elected and qualify. If any nominee is unable or unwilling to serve, which the Board of Directors does not anticipate, the person named in the proxy will vote for another person in accordance with his or her judgment. To be elected, a nominee must receive the affirmative vote of a plurality of the votes cast by the shares present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, abstentions or broker non-votes as to the election of Directors will not affect the election of the candidates receiving the plurality of the votes.

          The information below with respect to the nominees is based on the records of the Company and information furnished by them.

                                Other Positions with
                                the Company and                Has served as a
Name                   Age      Principal Occupation           Director since
----                   ---      --------------------           ---------------

Gerald Youngblood      45       Chairman of the Board and        December 1994
                                President of the Company

Ron Brittian           55       Chairman of the Board of         July 1996
                                TradeWave Corporation

Sam K. Smith           64       Chairman of Landmark             April 1996
                                Graphics Corporation

John Osborne           42       President and Chief Executive    August 1996
                                Officer of Boundless
                                Technologies, Inc.

Daniel N. Matheson     47       Attorney with Locke Purnell      August 1996
                                Rain Harrell, P.C.

     Gerald Youngblood has been Chairman of the Board of Directors and President of the Company since December 1994 and was President and Chairman of the Company's subsidiary, Boundless Technologies, Inc. ("Boundless Technologies") from December 1994 to September 1996. Mr. Youngblood has served as a Director of the Company's subsidiary, TradeWave Corporation ("Tradewave"), since April 1995. Since September 1991, Mr. Youngblood has also served as a Director of SunRiver Group and from September 1991 to September 1996 as the President and Chief Executive Officer of SunRiver Group.

     Ron W. Brittian has been a director of the Company since July 1996 and Chairman of the Board of Directors of TradeWave since August 1996. From 1992 to 1995, Mr. Brittian was Executive Vice President of Texas Instruments, Inc., where he provided strategic leadership for a business division with annual revenues of more than $200 million. From 1987 to 1992, he was a partner at Sevin Rosen Venture Capital Funds, where he identified high technology venture capital investments and served as Chairman and Chief Executive Officer of three venture-backed companies. Mr. Brittian co-founded, and was a Chairman and Chief Executive Officer of, Citrix Systems, Inc. from 1987 to 1991 and Aristacom, Inc. from 1988 to 1992. He was President of IBES Corporation from 1991 to 1992.

          Sam K. Smith has been serving as an advisor to the Company since January 1995 and as a director since April 1996. Since 1988, he has been serving as a director, and as chairman since 1993, of Landmark Graphics Corporation, a supplier of workstation software for the petroleum industry. For six years, he had served as a director of Convex Computer Corp., a super-computer manufacturer, before it was sold to Hewlett-Packard in 1996. From 1984 to 1993, Mr. Smith was a special limited partner of Sevin Rosen Venture Funds. He serves as a director of Mizar, Inc., a supplier of digital signal processor boards, and serves on the board of visitors of the schools of electrical engineering of the University of Oklahoma and the University of Texas, Dallas. Mr. Smith is the Chairman of Merit Technology, Inc., ("Merit") a military software company which he co-founded in July 1984. On February 18, 1994, Merit filed for protection under Chapter 11 of the Bankruptcy Code and on August 22, 1995, an order confirming Merit's First Amended Plan of Reorganization, and ordering the dissolution of Merit after all distributions are made to creditors and equity holders, was entered by the bankruptcy court.

          John Osborne has been Vice President of Sales, Marketing and Services of the Company since June 1996 and a director of the Company since July 1996. He has served as President and Chief Executive Officer of Boundless Technologies since September 1996. From January 1993 to May 1996, he was Vice President of IBM's Channel and Business Partner Sales Operations and directed sales, marketing and operations of IBM and Lotus. Prior to joining IBM, from October 1991 to December 1992, Mr. Osborne was Vice President of Sales and Marketing for the Commercial Division at Zenith Electronics Corporation.

          Daniel N. Matheson was appointed to the Board of Directors of the Company in August 1996. Since May 1993, he has been Executive Vice President and General Counsel of Network System, Inc., a privately-held telecommunications company, and Chairman of the Board of The Capital Network, Inc., a
not-for-profit economic development agency. In addition, Mr. Matheson is an attorney with Locke Purnell Rain Harrell P.C. in Austin, Texas and has worked in the general banking, corporate, securities and state government (legislative and regulatory) areas for more than 20 years.

Executive Officers and Key Employees

          Gerald Youngblood, Roger Hughes and John Osborne are the executive officers of the Company.

          Roger Hughes has been the Company's Chief Financial Officer and Vice President and Treasurer since June 1996. He was the Chief Financial Officer since March 1994 of Optical Data Systems, Inc., a manufacturer and marketer of computer networking and internetworking products for application in LANs. Prior thereto, Mr. Hughes was the President and Chief Executive Officer of Merit.

          Tony Giovaniello was elected Vice President - Chief Operating Officer of Boundless Technologies in January 1996 and has been acting in such capacity since May 1995. From December 1994 to May 1995, Mr. Giovaniello served as Managing Director of Text Terminals of Boundless Technologies. Mr. Giovaniello has been employed by Boundless Technologies since February 1986 where he has served in various capacities including Assistant Vice President of Marketing, Director of Sales and Director of Intercompany and International Sales of Boundless Technologies Display's Business Unit.

          Brian L. Hann has been Vice President of Manufacturing of Boundless Technologies since December 1994. Mr. Hann has been employed by Boundless
Technologies since March of 1986 and has previously served as Assistant Vice-President of Manufacturing and Customer Services.

          Donald Hackett has served as President and Chief Executive Officer of TradeWave since August 1996 and as a director of TradeWave since January 1996. He was Chief Operating Officer of TradeWave from January 1996 to August 1996. From 1988 to 1995, he was a founding partner, Corporate Vice President, and Secretary of the Board of Physician Computer Network, Inc. ("PCN"), a publicly held company and an applications developer and distributor of value-added services in the healthcare market. During Mr. Hackett's tenure with PCN, it grew from four employees to more than 800 employees and $100 million in revenue.

          Other than incentive option grants, members of the Company's Board of Directors do not receive any compensation for services rendered to the Company as directors. The Company has granted Sam Smith non-qualified options to purchase 75,000 shares of Common Stock at an exercise price of $1.35 per share. His options expire on May 1, 2000 and vest 25% on May 1, 1996 and the remainder pro rata on a monthly basis through May 1, 1999. The Company also granted Ron Brittian non-qualified options to purchase 75,000 shares of Common Stock at an exercise price of $2.13 per share. His options expire on April 23, 2001 and vest 25% on May 1, 1997 and the remainder pro rata on a monthly basis through May 1, 2000. The Company also granted Daniel Matheson non-qualified options to purchase 75,000 shares of Common Stock at an exercise price of $3.625 per share. His options expire on August 31, 2001 and vest 25% on September 1, 1997 and the remainder pro rata on a monthly basis through September 1, 2000. For their services as officers of the Company, but not specifically as directors of the Company, the Company has also granted Gerald Youngblood and John Osborne options to purchase shares of Common Stock.

          In 1995, the Board of Directors, which consisted of Mr. Youngblood, William C. Long and Toni McElroy, acted by unanimous written consent 23 times and they met and conferred prior to each such consent. Each director attended over 75% of meetings of the Board.

Executive Compensation

          The table below discloses all cash compensation paid to, earned by or awarded to the executive officers of the Company, and the two highest paid non-executive officers of the Company, who earned $100,000 or more for services rendered in all capacities to the Company during the fiscal year ended December 31, 1995 (each, a "named executive officer"). In addition, it provides information with respect to the compensation of such persons for 1994 and 1993.

                          Summary Compensation Table
                          ---------------------------


                                                                                                Long-Term
                                              Annual Compensation                              Compensation
                                              -------------------                              ------------
                                                                                               Common Stock
Name and Principal                                                        Other Annual          Underlying     Other Annual
Position                     Year        Salary          Bonus            Compensation          Options(#)     Compensation
------------------           ----        ------          -----            ------------          ----------     ------------

Gerald Youngblood          12/31/95      $157,057       $128,600(2)         -                    300,000               -
Chairman of the            12/31/94       $80,985        $75,000            -                    -                     -
Board of Directors         12/31/93       $81,509         -                 -                    -                     -
and President(1)

Toni McElroy,              12/31/95      $107,969        $46,662(2)         -                    125,000               -
Executive Vice             12/31/94       $40,940        $25,000            -                    -                     -
President - Finance (1)    12/31/93       $23,407         -                      (1)             -                     -

Tony Giovaniello,          12/31/95      $118,917        $47,930(2)         -                    125,000               -
Vice President of          12/31/94       $98,162        $54,708            -                    -                     -
Boundless                  12/31/93       $76,801        $25,098            -                    -                     -
Technologies (1)

William Long,              12/31/95      $105,902        $17,283            -                    100,000               -
Executive Vice             12/31/94       $79,447         -                 -                    -                     -
President(1)               12/31/93        80,910         -                 -                    -                     -

Steve Kuntz, Vice          12/31/95      $110,001        $30,187(2)         $36,837 (3)           65,000               -
President - Sales          12/31/94       $76,170        $44,643            -                    -                     -
of Boundless               12/31/93       $80,000        $21,857            -                    -                     -
Technologies (1)

(1)       Unless otherwise noted,  compensation for 1995 and the period December
          9 through December 31, 1994 is from Boundless Technologies and compensation for the balance of 1994 and for 1993 is from SunRiver
          Group  (for  Mr.  Youngblood,  Mr.  Long  and Ms.  McElroy)  and  from
          Boundless  Technologies  (for  Messrs.  Giovaniello  and  Kuntz).  The
          Company acquired the operating assets and business of SunRiver Group, effective December 9, 1994 (the "SunRiver Group Acquisition"). Ms.
          McElroy rejoined SunRiver Group on a part time basis in April 1993 and began working full time in June 1993. In 1993, Ms. McElroy received options for 90,000 shares of SunRiver Group common stock of which 15,000 shares were fully vested. Mr. Kuntz is no longer employed by the Company.

(2) Includes bonuses for services in connection with the Company's acquisition of certain assets of Digital Equipment Corporation (the
          "Digital Acquisition") in October 1995 (Mr. Youngblood:  $100,000; Mr.
          Giovaniello: $25,000; Ms. McElroy: $25,000; and Mr. Kuntz: $10,000).

(3)       Relocation reimbursements.

Employment Agreements

          None of the named executive officers has an employment contract with the Company.

1995 Plan

         The following table sets forth information, as of December 31, 1995, regarding the outstanding options granted under the 1995 Incentive Plan ("1995 Plan") and the holders thereof:


                                         Option Grants in Last Fiscal Year
                                                 Individual Grants
                                                                                                    Potential Realizable
                                                                                                      Value at Assumed
                                                 Percent of                                         Annual Rates of Stock
                              Number of             Total                                          Price Appreciation for
                             Securities         Options/SARs                                              Option Term
                             Underlying          Granted to       Exercise or                      ----------------------
                            Options/SARs        Employees in       Base Price       Expiration
          Name             Granted (#)(1)        Fiscal Year         ($/Sh)            Date         5% ($)        10% ($)
          ----             --------------       ------------      -----------       ----------     ------        -------

Gerald Youngblood                 300,000            11.8%           $1.35         May 1, 2000      49,680        168,750

Toni McElroy                      125,000            4.9%            $1.35         May 1, 2000      20,700         70,313

Tony Giovaniello                  125,000            4.9%            $1.35         May 1, 2000      20,700         70,313

William Long                      100,000            3.9%            $1.35         May 1, 2000      16,560         56,250

Steve Kuntz                        65,000            2.6%            $1.35         May 1, 2000      10,764         36,563


--------------------------

         (1) Options are fully vested by May 1, 1999 as follows: 25 percent on May 1, 1996 and the remainder pro rata on a monthly basis through May 1, 1999.
Options may be exercised by the payment of cash or the delivery of Common Stock valued at fair market value (as defined in the 1995 Plan) on the date of exercise. On December 29, 1995, the last sale price of the Common Stock on The
Nasdaq SmallCap Market was $2-15/16.


                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values

          The following table provides information on the value of the named executive officers' unexercised options to purchase shares of Common Stock as at December 31, 1995.


                                                              Number of Securities Underlying           Value of Unexercised
                                                                   Unexercised Options at              In-the-Money Options at
                                                                   December 31, 1995 (#)               December 31, 1995 ($)(1)
                                                              -------------------------------          -------------------------

                               Shares
                            Acquired on         Value            Shares
          Name              Exercise(#)       Realized         Exercisable        Unexercisable     Exercisable    Unexercisable
          ----              -----------       --------         -----------        -------------     -----------    -------------

Gerald Youngblood                0               $0                 0                300,000             $0            $476,250

Toni McElroy                     0                0                 0                125,000              0             198,438

Tony Giovaniello                 0                0                 0                125,000              0             198,438

William Long                     0                0                 0                100,000              0             158,750

Steve Kuntz                      0                0                 0                 65,000              0             103,188



(1) Fiscal year ended December 31, 1995. The last sale price of the Company's Common Stock on December 29, 1995, as reported by The Nasdaq
         SmallCap Market, was $2-15/16.


                          Compensation Committee Report


          The Company's executive compensation policy is designed with the goals of ensuring that an appropriate relationship exists between executive pay and corporate performance as well as an executive officer's past performance and expected future contribution, while at the same time motivating and retaining highly qualified executive officers, and providing total compensation that is competitive with companies in comparable industries or other companies of comparable growth and performance. The key components of the company's compensation program are base salary, annual incentive bonus awards and equity participation in the form of stock options. Executive officers are also entitled to customary benefits generally available to all employees of the Company, including group medical, disability, dental and life insurance and 401(k) plans.

          Annual Cash Compensation. Compensation of the named executive officers for fiscal 1995 was determined by the Company's Board of Directors and was based on the executives' duties and responsibilities, financial performance of the Company and other factors including the success of the named executive officers in developing and executing the Company's acquisition, financing and strategic plans.

          Incentive Bonus Plan. The Company has adopted an incentive program for all employees of the Company. The incentive program provides for annual cash bonuses based upon the performance by the Company of specified financial objectives. Financial objectives and target awards are determined on an annual basis by the Board of Directors. Named executive officers participate in the program on the same basis as do other management personnel. The Company is not obligated to continue the program, and the program is reviewed by the Board of Directors on an annual basis.

         Stock Options. Equity participation is a key component of the Company's executive compensation program. Stock options are granted to named executive officers primarily based on the officer's contribution to the Company's growth and profitability. Option grants are designed to retain officers and motivate them to enhance shareholder value by aligning the financial interests of the named executive officers with those of the Company's stockholders. Stock options provide an effective incentive for management to create stockholder value over the long term since the option value depends on appreciation in the price of the Common Stock over a number of years.

         Grants of stock and options to purchase Common Stock have also been an important feature of the compensation program for all employees. In 1995, options to purchase an aggregate 2,476,912 shares of the Company's Common Stock, and stock grants of 425,000 shares, were granted under the 1995 Plan.

         Mr. Youngblood's compensation for 1995 was based on his experience in the industry, the prospects of the Company and its subsidiaries, Boundless Technologies and TradeWave, his responsibilities as the Company's President and Chairman of the Board and the significant role he has played in the Company's growth including through the Digital Acquisition and SunRiver Group Acquisition and the acquisitions of Boundless Technologies and TradeWave.

          In April  1996,  the Board of  Directors  established  a  Compensation
Committee of the Board ("Compensation Committee"), consisting of Gerald Youngblood and Sam Smith, which, in conjunction with the Board of Directors, will determine executive officer compensation. Ron Brittian and Daniel Matheson joined the Compensation Committee in July 1996 and September 1996, respectively. It is the Compensation Committee's responsibility to review compensation levels of members of management, evaluate the performance of management, consider management succession and other related matters and, in conjunction with the Board of Directors, administer the 1995 Plan.

                             Compensation Committee

                               Gerald Youngblood
                                  Ron Brittian
                                  Sam K. Smith
                                Daniel Matheson

Compensation Committee Interlocks and Insider Participation

         Mr. Youngblood, William Long and Toni McElroy, who were officers of the Company in 1995, also constituted the Company's Board of Directors and, during 1995, participated in deliberations concerning executive officer compensation but none of them voted on his or her own individual compensation. However, their joint deliberations gave rise to conflicts of interest which could have affected their respective compensation and the number of stock options granted to them individually and as a group.

Stock Price Performance Graph

         The following graph presents a comparison of the cumulative total stockholder return on the Common Stock with the NASDAQ Market Index and the performance of the Office and Computing Machines Industry Index (SIC Code 357). This graph assumes that $100 was invested on November 25, 1992 (or such later date the applicable member of the industry index registered its common stock under Section 12 of the Securities Exchange Act of 1934) in the Common Stock and in the other indices, and that all dividends were reinvested and are weighted on a market capitalization basis at the time of each reported data point. The stock price performance shown below is not necessarily indicative of future price performance.





                              [GRAPH APPEARS HERE.]

                [The graph depicts the data points set forth below.]

                                      1992            1992            1993            1994            1995
                                      ----            ----            ----            ----            ----

SunRiver Corporation                  100             75.68           70.27           36.49           63.51
(formerly, All-Quotes, Inc.)

Office and Computing                  100             95.51          110.25          133.72          183.40
Machines Index

NASDAQ Market Index                   100            102.56          123.02          129.17          167.54


                              Certain Transactions

          William Moore, the father of Jeffrey K. Moore and Matthew R. Moore, has acted as a consultant for SunRiver Group from time to time and, during 1995, was a key consultant to the Company in financing transactions and acquisitions that resulted in the substantial growth of the Company, including the acquisition of TradeWave in April 1995 and the Digital Acquisition in October 1995. Under an agreement between the Company and NAFCO Consulting, Inc. ("NAFCO"), a corporation wholly owned by William Moore, the Company paid NAFCO $137,742 in 1995, including $10,000 for special assignments and $7,742 for expenses. The Company believes that the agreement between the Company and NAFCO, which terminated on December 31, 1995, was on terms as favorable to the Company as obtainable from unaffiliated third parties. On August 16, 1995 and January 31, 1996, the Company issued 200,000 shares and 225,000 shares, respectively, of Common Stock to William Moore (as stock grants under the 1995 Plan, which the Company has valued at $905,000) in consideration for special consulting services rendered in 1995. Reference is made to Note 2 to the table under the caption "Security Ownership of Certain Beneficial Owners and Management," above, regarding the shares of Series B Preferred of SunRiver Group owned by Messrs. Jeffrey K. Moore and Matthew R. Moore, which, if voted together, have the power to control SunRiver Group.

         In April 1996, William Moore was convicted of felonies related to the acquisition and operation of a Texas savings and loan from 1982 to 1984 and was ordered to pay approximately $12 million in restitution to several federal agencies. Although William Moore disclaims beneficial ownership of, or an economic interest in, the controlling shares of SunRiver Group owned by his sons, there can be no assurance that the federal government will not attempt to attribute an economic interest in such shares to William Moore, or that his sons will not sell such shares, in order to satisfy this restitution order. Either of these outcomes could result in a change in control of SunRiver Group and, therefore, the Company and its subsidiaries. Mr. Moore is appealing these convictions and restitution order. It is not possible to predict whether or when such a change of control will occur or the effect of any such change on the Company.

         In connection with the Digital Acquisition, SunRiver Group pledged 21,439,380 shares of Common Stock to The Chase Manhattan Bank, N.A. ("Chase") and 5,000,000 shares of Common Stock to NCR Corporation ("NCR"). In consideration of such pledge, the Company expects to issue to SunRiver Group warrants to purchase such number of shares of Common Stock at $3.875 per share, subject to adjustment, as the Board of Directors of the Company determines is appropriate after obtaining independent advice regarding the fairness of such warrants.

                           AMENDMENT TO THE COMPANY'S
                          CERTIFICATE OF INCORPORATION
                 TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF
                   COMMON STOCK FROM 60,000,000 TO 70,000,000

                                  (Proposal 2)

          It is proposed that the Company's Certificate of Incorporation, as amended ("Certificate of Incorporation"), be amended to increase the number of shares of authorized Common Stock from 60,000,000 to 70,000,000. Such increase will be effected by amending the first sentence of Article Fourth of the Certificate of Incorporation to read as follows:

                    "FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is Seventy-One Million (71,000,000) which are divided into One Million (1,000,000) shares of Preferred Stock, par value $.01 per share, and Seventy Million (70,000,000) shares of Common Stock, par value $.01 per share."

         As described in the following items 1, 2 and 3, additional authorized shares above the 60,000,000 current limit are required to reserve shares issuable upon exercise of the SunRiver Group Warrant, previously granted stock options and additional stock options to be granted under the 1995 Plan and an option to be issued to SunRiver Group.

         1. As of October 3, 1996, 47,918,145 shares of Common Stock and no shares of Preferred Stock, $.01 par value ("Preferred Stock"), of the Company were outstanding and 12,164,672 shares of Common Stock were issuable upon exercise of outstanding options and warrants. In addition, the Company's registration statement on Form S-1, declared effective on July 8, 1996 (the "Shelf Registration Statement"), registered 14,444,210 shares of Common Stock under the Securities Act of 1993, including 2,500,000 shares that may be issued and sold by the Company from time to time. As of October 3, 1996, 2,140,000 of such 2,500,000 shares remained unissued. The sum of such 47,918,145 shares outstanding, 12,164,672 shares issuable upon exercise of outstanding options and warrants and 2,140,000 shares which may be issued and sold by the Company, exceeds the 60,000,000 Common Stock authorization by 2,222,817 shares. Until the Certificate of Incorporation is amended to increase the authorized Common Stock sufficiently to allow for the reservation of all 4,174,704 shares underlying the SunRiver Group Warrant, SunRiver Group has agreed to refrain from exercising its right to purchase up to 2,654,565 out of 4,174,704 shares upon exercise of the SunRiver Group Warrant to the extent necessary to permit exercise by others of their options and warrants and the offer and sale by the Company of newly issued Common Stock under the Shelf Registration Statement.

          2. Of the 6,000,000 shares of Common Stock issuable upon exercise of options or stock grants made under the 1995 Plan previously approved by the stockholders, as of October 3, 1996, options to purchase 3,802,492 shares had been granted and 425,000 shares had been issued as stock grants and none of the remaining 1,772,508 available shares have been reserved for future grants. The Board of Directors did not reserve these additional shares for grants under the

1995 Plan so that they would be available for other purposes. Before such reservation can be made, an increase in the authorized number of shares of Common Stock is necessary.

         3. In connection with the Digital Acquisition, including the financing for such acquisition through Chase and the related restructuring of the Company's obligations to NCR, SunRiver Group pledged 21,439,380 shares of Common Stock to Chase and 5,000,000 shares of Common Stock to NCR. In consideration for such pledges and after authorized shares become available, the Company expects to issue to SunRiver Group warrants to purchase such number of shares of Common Stock at $3.875 per share, subject to adjustment, as the Board of Directors of the Company determines is appropriate after obtaining independent advice regarding the fairness of such warrants. The Board of Directors plans to seek such independent advice shortly after authorized shares become available for such warrants.

         The Board believes that it is desirable to have up to approximately 6,000,000 additional shares of Common Stock available, as the occasion may arise, for possible future financings and acquisitions, stock dividends, stock issuances pursuant to employee benefit plans and other proper corporate purposes. Having such additional shares available for issuance in the future would give the Company greater flexibility by allowing shares to be issued without incurring the delay and expense of a special stockholders' meeting. Except as described in this Proxy Statement, the Company has no definitive plans or commitments to issue additional Common Stock.

          The additional shares of Common Stock, together with other authorized and unissued shares, generally would be available for issuance without any requirement for further stockholder approval, unless stockholder action is required by applicable law, the Company's governing documents or by the rules of the National Association of Securities Dealers, Inc. or any stock exchange on which the Company's securities may then be listed.

         Although the Board will authorize the issuance of additional shares of Common Stock only when it considers doing so to be in the best interests of stockholders, the issuance of additional shares of Common Stock may, among other effects, have a dilutive effect on the earnings and equity per share of Common Stock and on the voting rights of holders of shares of Common Stock. The increase in the authorized number of shares of Common Stock also could be viewed as having anti-takeover effects. Although the Board of Directors has no current plans to do so, shares of Common Stock could be issued in various transactions that would make a change in control of the Company more difficult or dilute the stock ownership of a person seeking to obtain control. The Company is not aware of any effort to accumulate shares of Common Stock or obtain control of the Company by a tender offer, proxy contest, or otherwise, and the Company has no present intention to use the increased shares of authorized Common Stock for anti-takeover purposes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY FROM 60,000,000 TO 70,000,000.

                           AMENDMENT TO THE COMPANY'S
                          CERTIFICATE OF INCORPORATION
                        TO CHANGE THE NAME OF THE COMPANY
                            TO BOUNDLESS CORPORATION

                                  (Proposal 3)

         It is proposed that the Certificate of Incorporation be amended to change the name of the Company from SunRiver Corporation to Boundless Corporation. The amendment will be effected by amending Article First of the Certificate of Incorporation to read as follows:

               "FIRST: The name of the corporation (hereinafter called the "corporation") is Boundless Corporation."

         Recently, the Company's wholly owned subsidiary, SunRiver Data Systems, Inc., changed its name to Boundless Technologies, Inc. SunRiver Acquisition Corp., a non-operating wholly owned subsidiary of the Company, intends to change its name to Boundless Acquisition Corp. These changes arise out of the settlement of the lawsuit brought in 1995 by Sun Microsystems, Inc. ("Sun Microsystems") against the Company and its subsidiaries and SunRiver Group.

         Sun Microsystems had alleged that the defendants infringed federally registered and California registered SUN-based trademarks owned by Sun Microsystems and violated California statutory and common laws of trademark and tradename infringement, unfair competition, dilution and false advertising, all based on allegations that the defendants' use of any SUNRIVER mark or name creates a likelihood of confusion in violation of Sun Microsystems' rights. The settlement requires the Company, its subsidiaries and SunRiver Group to stop using any SunRiver-based mark or name except in limited circumstances.

         The Board of Directors also believes that changing the Company's name to Boundless Corporation will enhance the Company's business and prospects.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY FROM SUNRIVER CORPORATION TO BOUNDLESS CORPORATION.

          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

                                  (Proposal 4)

          Coopers & Lybrand L.L.P. have been the principal accountants of the Company during 1995 and have been selected as the Company's principal accountants for the current calendar year. A representative of Coopers & Lybrand will be present at the Annual Meeting with an opportunity to make a statement, if he desires to do so, and will be available to respond to appropriate questions.

          If, prior to the next annual meeting of stockholders, such firm shall decline to act or otherwise becomes incapable of acting, or if its engagement shall be otherwise discontinued by the Board of Directors, the Board of Directors will appoint other independent auditors whose appointment for any period subsequent to the next annual meeting will be subject to stockholder approval at such meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR SUCH RATIFICATION.


                       SUBMISSION OF STOCKHOLDER PROPOSALS

          Any stockholder desiring to submit a proposal for action at next year's annual meeting of stockholders which the stockholder desires to be presented in the Company's Proxy Statement with respect to such meeting should submit such proposal to the Company at its principal place of business a reasonable time prior to the Company's mailing of the Proxy Statement relating to such 1997 annual meeting. It is currently anticipated that such Proxy Statement will be mailed during the second or third quarter of 1997.

                                  OTHER MATTERS

         The Board of Directors did not know, within a reasonable time before the commencement of this solicitation, of any other business to be presented at the Annual Meeting, constituting a proper subject for action by the stockholders, other than as set forth in this Proxy Statement. However, if any such matter should properly come before the meeting, the persons named in the enclosed proxy intend to vote such proxy in accordance with their best judgment.

         The proxies named in the enclosed form of proxy and their substitutes, if any, will vote the shares represented by the enclosed form of proxy, if the proxy appears to be valid on its face and, where a choice is specified on the form of proxy, the shares will be voted in accordance with each specification so made.

         A list of stockholders of record of the Company as of October 3, 1996 will be available for inspection by stockholders prior to the Annual meeting during normal business hours at the offices of the Company at Echelon IV, Suite 200, 9430 Research Boulevard, Austin, Texas 78759 and at the Annual Meeting.

         In addition to soliciting proxies by mail, the Company may make requests for proxies by telephone, telegraph or messenger or by personal solicitation by officers, directors, or employees of the Company, or by any one or more of the foregoing means. The Company will also reimburse brokerage firms and other nominees for their actual out-of-pocket expenses in forwarding proxy material to beneficial owners of the Company's shares. All expenses in connection with such solicitation are to be paid by the Company.

          THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCLUSIVE OF EXHIBITS, WILL BE MAILED WITHOUT CHARGE TO ANY STOCKHOLDER ENTITLED TO VOTE AT THE MEETING, UPON WRITTEN REQUEST TO THE COMPANY AT ECHELON IV, SUITE 200, 9430 RESEARCH BOULEVARD, AUSTIN, TEXAS 78759, ATTENTION: SECRETARY.


                                            By Order of the Board of Directors,

                                            Gerald Youngblood
                                            Chairman of the Board

Dated:  October 21, 1996

                              SUNRIVER CORPORATION
                                      PROXY
                         Annual Meeting of Stockholders
                                November 18, 1996

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND UNLESS OTHERWISE PROPERLY MARKED AND EXECUTED BY THE UNDERSIGNED STOCKHOLDER, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 AS RECOMMENDED BY THE BOARD OF DIRECTORS.

          The undersigned hereby appoints each of Gerald Youngblood and John Osborne, each with full power to act without the other, and with full power of substitution, as the attorneys and proxies of the undersigned and hereby authorizes them to represent and vote all the shares of Common Stock of SunRiver Corporation that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders, to be held on Monday, November 18, 1996 at 10:00 a.m. local time, or at any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth below.

     1.       ELECTION OF DIRECTORS.

                           FOR all nominees below
                           (except as marked to the contrary below)          |_|

                           WITHHOLD AUTHORITY to vote for all nominees below |_|

               NOMINEES:   Gerald  Youngblood,  Sam K. Smith, Ron Brittian,
                           John Osborne and Daniel Matheson

            INSTRUCTION:   To withhold authority to vote for any individual
                           nominee, write that nominee's name in the space provided below.

                           -------------------------------------

     2. TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK FROM 60,000,000 TO 70,000,000 SHARES.

            |_|  For                  |_|  Against                  |_|  Abstain

     3. TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO BOUNDLESS CORPORATION.

            |_|  For                  |_|  Against                  |_|  Abstain

     4.   TO  RATIFY   SELECTION  OF  COOPERS  &  LYBRAND  L.L.P.  AS  CERTIFIED
          INDEPENDENT PUBLIC ACCOUNTANTS FOR THE 1996 CALENDAR YEAR.

            |_|  For                  |_|  Against                  |_|  Abstain

Please sign exactly as name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: ------------------, 1996                  -------------------------------
                                                  Signature

                                                 ------------------------------
                                                  Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.